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                                                                    EXHIBIT 99.1

                 MANAGEMENT'S ASSERTIONS ON INTERNAL CONTROLS


Management assessed that MetLife Capital Corporation's internal control structure over the servicing of the Receivables held by MetLife Capital Equipment Loan Trust 1997-A (the Receivables) is in accordance with the Transfer and Servicing Agreement, as of December 31, 1997 and for the period from May 1, 1997 (inception) to December 31, 1997. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and the Transfer and Servicing Agreement. Based on this assessment, management believes the Company maintained an effective internal control structure over servicing of the Receivables as of December 31, 1997 and for the period from May 1, 1997 (inception) to December 31, 1997.

March 19, 1998

MetLife Capital Corporation